Exhibit 10.36

AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), is made as of the 1st day of March, 2015 (the “Effective Date”) by and between Kurt Twining (the “Executive”), and RealPage, Inc., a Delaware company (the “Employer”), located at 4000 International Parkway, Carrollton, TX 75007.
WHEREAS, Executive is employed by Employer and party to an Employment Agreement, dated July 5, 2011 with Employer, as amended (the “Prior Agreement”), there has been no disruption in the employment relationship, and the Parties desire to enter into this Agreement setting forth the terms and conditions of the employment relationship between Executive and Employer and superseding the Prior Agreement; and
NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth below, the parties hereby agree as follows:
1.    Employment and Consideration. Employer hereby agrees to employ Executive, and Executive hereby accepts such employment, on the terms and conditions hereinafter set forth. In consideration of the promises of Executive contained in this Agreement, Employer agrees to employ Executive, and to provide Executive with confidential information of Employer necessary for the performance of Executive’s position.
2.    Employment Screening. Executive has successfully completed a pre-employment consumer report verification, and Employer new hire paperwork, each of which was to be conducted in accordance with applicable state and/or federal law. Executive understands and agrees that Executive will be subject to Employer’s general policies and practices concerning applicants for senior executive positions and new senior executive employees.
3.    Employment Period. The period during which Executive shall furnish services to Employer hereunder (the “Employment Period”) shall commence on the Effective Date and shall end on the Date of Termination (as defined in Section 8(b) below). Nothing in this Section 3 shall limit the right of Employer or Executive to terminate Executive’s employment hereunder on the terms and conditions set forth in Section 7 hereof.
4.    Position and Duties.
(a)    Office; Reporting; Duties. During the Employment Period, Executive shall serve as Chief People Officer of Employer. Executive shall report directly to the Chief Executive Officer of Employer or such other executive as the Chief Executive Officer of Employer shall designate (“Supervisory Executive”). Executive shall have those powers, duties and perquisites consistent with a senior management position and such other powers and duties as may be prescribed by the Supervisory Executive, provided that such other powers and duties are consistent with Executive’s position within the management structure of Employer.
(b)    Commitment of Full Time Efforts. Executive agrees to devote substantially his or her full working time, attention and energies to the performance of Executive’s duties for Employer, provided, however, that it shall not be a violation of this Agreement for Executive to (i) serve on civic or charitable boards or committees, (ii) serve on non-public

[Signature Page – Twining Employment Agreement]

corporate boards or committees, (iii) manage personal investments, or (iv) give speeches and make media appearances in Executive’s individual capacity to discuss matters of public interest (so long as such shall not involve any illegal conduct), so long as the foregoing activities comply with the RealPage, Inc. Code of Business Conduct and Ethics and do not interfere materially with the performance of Executive’s responsibilities for Employer.
5.    Place of Performance. Executive shall perform Executive’s duties for Employer from the offices of Employer, located at 4000 International Parkway, Carrollton, Texas 75007 or such other location as is either within a 25-mile radius thereof or within a 25-mile radius of the Executive’s principal residence (at the time the applicable location becomes Executive’s principal office).
6.    Compensation and Related Matters.
(a)    Base Salary. As compensation for the performance by Executive of Executive’s obligations hereunder, during the Employment Period, Employer shall pay Executive a base salary at a rate not less than $25,833.33 per month, or $310,000 on an annualized basis (the base salary, at the rate in effect from time to time, is hereinafter referred to as the “Base Salary”). Base Salary shall be paid in approximately equal installments in accordance with Employer’s customary payroll practices and legal requirements regarding withholding and deductions. During the Employment Period, the Base Salary shall be reviewed no less frequently than annually to determine whether or not the same should be adjusted in light of the duties, responsibilities and performance of Executive and other relevant factors.
(b)    Annual Bonus. During the Employment Period, Executive shall be eligible for an annual bonus under the terms of the RealPage Management Incentive Plan (“MIP Target”) of 50% of Executive’s Base Salary for achievement of MIP Target at 100%. The performance criteria shall be as established by the Compensation Committee of Employer’s Board of Directors. To be eligible for the Annual Bonus, Executive must be employed by Employer on December 31 of the year with regard to which the Annual Bonus is applicable and must be employed on the date the Annual Bonus is paid. Annual Bonuses shall be paid according to the RealPage Management Incentive Plan.
(c)    Equity Grants. Executive shall be eligible for equity compensation grants pursuant to the RealPage, Inc. Amended and Restated 2010 Equity Incentive Plan (the “Plan”) or any successor thereto.
(d)    Expenses and Vacations. Employer, according to its standard travel policy, shall reimburse Executive for all reasonable, in-policy business expenses upon the presentation of itemized statements of such expenses. Executive shall be entitled to three weeks’ paid vacation per year, in accordance with Employer’s vacation policy and practice applicable to senior executives of Employer; provided that following Executive’s fifth anniversary of employment with Employer, Executive shall be entitled to four weeks’ paid vacation per year.
(e)    Fringe Benefits and Perquisites. During the Employment Period, Employer shall make available to Executive all the fringe benefits and perquisites that are made available to other senior executives of Employer, including an additional $3500 payment towards medical expenses.

(f)    Other Benefits. During the Employment Period, Executive shall be eligible to participate in all other employee welfare benefit plans and other benefit programs (including group life insurance, medical and dental insurance, and accident and disability insurance) made available generally to employees or senior executives of Employer.
7.    Termination. Executive’s employment hereunder may be terminated under the following circumstances, in each case subject to the provisions of this Agreement:
(a)    Death. Executive’s employment hereunder shall terminate upon Executive’s death.
(b)    Disability. If, as a result of Executive’s incapacity due to physical or mental condition and, if reasonable accommodation is required by law, after any reasonable accommodation, Executive shall have been absent from Executive’s duties hereunder on a full-time basis (i) for a period of six consecutive months or (ii) for shorter periods aggregating six months during any 12 month period, and, in either case, within 30 days after written Notice of Termination (as described in Section 8(a) hereof) is given, Executive shall not have returned to the performance of Executive’s duties hereunder on a full-time basis, Employer may terminate Executive’s employment hereunder for “Disability.”
(c)    Cause. Employer may terminate Executive’s employment hereunder for Cause. In the event of a termination under this Section 7(c), the Date of Termination shall be the date set forth in the Notice of Termination. For purposes of this Employment Agreement, “Cause” means the occurrence of any of the following events which are not cured by Executive within ten days after receipt of written notice of such alleged cause from Employer or, if such event cannot be corrected within such ten-day period, if Executive does not commence to correct such default within said ten-day period and thereafter diligently prosecute the correction of same to completion within a reasonable time, provided, however, for no period greater than 30 days: (i) Executive’s conviction for any acts of fraud or breach of trust or any felony criminal acts; (ii) Executive’s knowingly making a materially false written statement to Employer’s auditors or legal counsel; (iii) Executive’s willful and material falsification of any corporate document or form; (iv) any material breach by Executive of any Employer published policy received and acknowledged by Executive in writing; (v) any material breach by Executive of a material provision of this Employment Agreement; (vi) Executive’s making a material misrepresentation of fact or omission to disclose material facts in relation to transactions occurring in the business and financial matters of Employer; or (vii) Executive’s repeated and material failure substantially to perform Executive’s duties. Notwithstanding the foregoing, during the two-year period following a Change of Control (the “Protected Period”), a termination for Cause (other than pursuant to Section 7(c)(i)) shall require a showing by Employer that the actions giving rise to such termination resulted in material and demonstrable harm to Employer.
(d)    Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without Executive’s written consent: (i) a material reduction in Executive’s base salary or incentive compensation opportunity, (ii) a material reduction in Executive’s responsibilities or authority; (iii) a material breach by Employer of a material provision of this Agreement, or (iv) a material change in the geographic location at which Executive must perform Executive’s services (except as provided in Section 5 above); provided, that in no instance will the relocation of Executive to a facility or a location that is either 25 miles or less from Executive’s then-current office or 25 miles or less from Executive’s then-current primary residence be deemed material for purposes of this Agreement.
In the event of a resignation for Good Reason, Executive must provide Employer with written notice of the acts or omissions constituting the grounds for Good Reason within 90 days of the initial existence of the grounds for Good Reason and a reasonable opportunity for Employer to cure the conditions giving rise to such Good Reason, which shall not be less than 30 days following the date of notice from Executive. If Employer cures the conditions giving rise to such Good Reason within 30 days of the date of such notice, Executive will not be entitled to severance payments and/or benefits contemplated by Section 9(a) below if Executive thereafter resigns from Employer based on such grounds. Any termination for Good Reason must be effectuated within 90 days of the expiration of such cure period.
(e)    Other Terminations. Notwithstanding the foregoing provisions, Employer may terminate Executive’s employment at any time, for any reason, with or without Cause, and Executive may terminate Executive’s employment at any time, with or without cause, in accordance with applicable state and federal law. The parties acknowledge that Executive is an at-will employee of Employer.
8.    Termination Procedure.
(a)    Notice of Termination. Any termination of Executive’s employment by Employer or by Executive (other than termination pursuant to Section 7(a) hereof) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 15.
(b)    Date of Termination. “Date of Termination” shall mean (i) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death; (ii) if Executive’s employment is terminated pursuant to Section 7(b), 30 days after Notice of Termination is given (provided that Executive shall not have returned to the performance of Executive’s duties on a full-time basis during such 30-day period); (iii) if Executive’s employment is terminated pursuant to Section 7(c), the date specified in the Notice of Termination; (iv) if Executive terminates Executive’s employment for Good Reason, upon expiration of the 30-day cure period set forth in Section 7(d) if Employer’s breach shall be uncured; and (v) if Executive’s employment is terminated pursuant to Section 7(e), immediately upon written notice delivered by the terminating party to the other, unless such notice designates a different termination date (in the case of a termination by Executive pursuant to Section 7(e), Employer may elect to accelerate the Date of Termination to any date following receipt of such notice, and such acceleration shall not be deemed a termination by Employer without Cause).
9.    Compensation Upon Termination.
(a)    Death; Disability; Termination By Employer without Cause or By Executive for Good Reason. If Executive’s employment is terminated during the Employment Period by reason of Executive’s death or Disability or by Employer without Cause or by Executive for Good Reason, Employer shall pay to Executive (or Executive’s legal representatives or estate or as may be directed by the legal representatives of Executive’s estate, as the case may be) (i) the Severance Amount (defined in Section 9(b)), payable in 12 equal monthly installments on the applicable monthly anniversaries of the Date of Termination; (ii) a payment, payable on the 60th day following the Date of Termination equal to the product of (x) the excess of the monthly COBRA premium required for Executive to continue health insurance coverage at the level in effect as of the Date of Termination over the employee premium Executive would be required to pay for such coverage were Executive still actively employed by Employer (each determined as of the Date of Termination) multiplied by (y) 12 (or, if the Date of Termination occurs during the Protected Period other than due to death or Disability, 24); and (iii) a lump sum cash payment, payable within five days following such Date of Termination, of an amount equal to any earned but unpaid Base Salary or bonus (in the case of an annual bonus, such payment may be made on the date annual bonuses for the applicable year are to be made generally, if such year ended prior to the Date of Termination but such general payment date is to occur subsequent to the fifth day following the Date of Termination) due to Executive in respect of periods through the Date of Termination plus accrued vacation in accordance with Employer’s vacation policy -- subject to all required deductions and withholdings (the amounts due pursuant to this clause (iii), the “Accrued Amounts”). The amounts set forth in Section 9(a)(i)-(ii) shall be payable if and only if Executive shall have executed on or before the 50th day following the Date of Termination, and not subsequently revoked, a mutual release and covenant agreement substantially in the form set forth as Exhibit A (the “Release Agreement”). For the avoidance of doubt, in the event that Executive is willing to execute the Release Agreement and the Company is not, the Company shall not be required to sign the Release Agreement, but, so long as Executive timely delivers an executed Release Agreement, the amounts set forth in Section 9(a)(i)-(ii) shall be payable to Executive. In the event Executive does not timely execute (or revokes) the Release Agreement, Executive shall repay to Employer, within five days prior following the 60th day following the Date of Termination, any payments previously made to Executive pursuant to Section 9(a)(i). For purposes of this Section 9, if Executive’s employment is terminated without Cause or by Executive for Good Reason prior to a Change in Control but proximate to, or following, Employer’s (as defined in the Plan) entry into an agreement to enter into a transaction that would constitute a Change in Control, and such termination (or the event giving rise to the Good Reason claim) is made at the direction of the third-party effectuating such Change in Control, such termination shall be deemed to have occurred during the Protected Period.
(b)    Severance Amount. For the purposes of Section 9(a), “Severance Amount” means an amount equal to

(i)	if Executive’s employment is terminated by reason of Executive’s death or Disability, six months of Executive’s Base Salary (determined as of the Date of Termination),

(ii)
if, other than during the Protected Period, Executive’s employment is terminated by Employer without Cause or by Executive with Good Reason, one multiplied by Executive’s Base Salary (determined as of the Date of Termination), or

(iii)
if, during the Protected Period, Executive’s employment is terminated by Employer without Cause or by Executive with Good Reason, two multiplied by Executive’s Base Salary (determined as of the Date of Termination).

(c)    Cause or By Executive Other than for Good Reason. If Executive’s employment is terminated by Employer for Cause or by Executive other than for Good Reason, then Employer shall pay Executive, within five days following such Date of Termination, in a lump sum cash payment, the Accrued Amounts (other than annual bonuses with respect to which Executive did not satisfy the continued service requirements of Section 6(b)).
(d)    Certain Reductions. Anything in this Agreement to the contrary notwithstanding, in the event that the Accounting Firm (as defined below) determines that receipt of all Payments (as defined below) would subject Executive to the tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Agreement Payments (as defined below) to Executive so that the Parachute Value (as defined below) of all Payments to Executive, in the aggregate, equals the applicable Safe Harbor Amount (as defined below). Agreement Payments shall be so reduced only if the Accounting Firm determines that Executive would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Agreement Payments were so reduced. If the Accounting Firm determines that Executive would not have a greater Net After-Tax Receipt of aggregate Payments if the Agreement Payments were so reduced, Executive shall receive all Agreement Payments to which Executive is entitled hereunder.

(i)
If the Accounting Firm determines that the aggregate Agreement Payments to Executive should be reduced so that the Parachute Value of all Payments to Executive, in the aggregate, equals the applicable Safe Harbor Amount, Employer shall promptly give Executive notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 9(d) shall be binding upon Employer and Executive and shall be made as soon as reasonably practicable and in no event later than 15 days following the Date of Termination. For purposes of reducing the Agreement Payments to Executive so that the Parachute Value of all Payments to Executive, in the aggregate, equals the applicable Safe Harbor Amount, only Agreement Payments (and no other Payments) shall be reduced. The reduction contemplated by this Section 9(d), if applicable, shall be made by reducing payments and benefits (to the extent such amounts are considered Payments) under the following sections in the following order: (i) Section 9(a)(i); (ii) Section 9(a)(ii); and (iii) Section 9(a)(iii).

(ii)
As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by Employer to or for the benefit of Executive pursuant to this Agreement that should not have been so paid or distributed (each, an “Overpayment”) or that additional amounts that will have not been paid or distributed by Employer to or for the benefit of Executive pursuant to this Agreement could have been so paid or distributed (each, an “Underpayment”), in each case consistent with the calculation of the applicable Safe Harbor Amount hereunder. In the event that the Accounting Firm, based on the assertion of a deficiency by the Internal Revenue Service against Employer or Executive which the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, any such Overpayment paid or distributed by Employer to or for the benefit of Executive shall be repaid by Executive to Employer, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such repayment shall be required if and to the extent such deemed repayment would not either reduce the amount on which Executive is subject to tax under Sections 1 and 4999 of the Code or generate a refund of such taxes. If the Accounting Firm, based on controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by Employer to or for the benefit of Executive, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(iii)
In connection with making determinations under this Section 9(d), the Accounting Firm shall take into account the value of any reasonable compensation for services to be rendered by Executive before or after the applicable transaction giving rise to application of Section 4999 of the Code, including any noncompetition provisions that may apply to Executive (whether set forth in this Agreement or otherwise), and Employer shall cooperate in the valuation of any such services, including any noncompetition provisions.

(iv)	All fees and expenses of the Accounting Firm in implementing the provisions of this Section 9(d) shall be borne by Employer.

(v)	The following terms shall have the following meanings for purposes of this Section 9(d).

(1)
“Accounting Firm” shall mean a nationally recognized certified public accounting firm (which accounting firm shall in no event be the accounting firm for the entity seeking to effectuate such change of control) or other professional services organization that is a certified public accounting firm recognized as an expert in determinations and calculations for purposes of Section 280G of the Code that is selected by Employer (as it exists prior to a change of control) and reasonably acceptable to Executive for purposes of making the applicable determinations hereunder.

(2)	“Agreement Payment” shall mean a Payment paid or payable pursuant to this Agreement.

(3)
“Net After-Tax Receipt” shall mean the Present Value of a Payment net of all taxes imposed on Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state, local, and foreign laws, determined by applying the highest marginal rate under Section 1 of the Code and under state, local, and foreign laws that applied to Executive’s taxable income for the immediately preceding taxable year, or such other rate as such Executive shall certify, in Executive’s sole discretion, as likely to apply to Executive in the relevant tax year.

(4)
“Parachute Value” of a Payment shall mean the present value as of the date of the change in control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the excise tax under Section 4999 of the Code will apply to such Payment.

(5)
A “Payment” shall mean any payment, benefit or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Executive, whether paid or payable pursuant to this Agreement or otherwise.

(6)
“Present Value” of a Payment shall mean the economic present value of a Payment as of the date of the change in control for purposes of Section 280G of the Code, as determined by the Accounting Firm using the discount rate required by Section 280G(d)(4) of the Code.

(7)	“Safe Harbor Amount” means (x) 3.0 times Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code, minus (y) $1.00.
10.    No Mitigation. Executive shall not be required to mitigate amounts payable pursuant to Section 9 of this Agreement by seeking other employment or otherwise, nor shall such payments be reduced on account of any remuneration earned by Executive attributable to employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by Executive to Employer or otherwise.
11.    Confidentiality, Non-Compete, and Non-Solicitation.
(a)    Non-Disclosure and Non-Use of Confidential Information. Executive shall not disclose any Employer Confidential Information (as defined below) to any third party (other than accountants, lawyers and other third parties engaged by and working at the behest of Employer) without the specific written consent of Employer and shall use Employer Confidential Information solely for the benefit of Employer. Following the termination of Executive’s employment with Employer (regardless of whether termination is voluntary or involuntary and with or without cause), Executive will not, without the written consent of Employer, use, disclose, reproduce, or distribute any Employer Confidential Information.
(b)    Definition of Employer Confidential Information. For purposes of this Agreement, “Employer Confidential Information” shall mean all information, regardless of its form or format, about Employer, its customers and employees that is not readily accessible to the public and not a matter of common knowledge in Employer’s business trade or industry and that is disclosed to or learned by Executive as a direct or indirect consequence of or through Executive’s employment with Employer - about Employer, its parents or subsidiaries, including information about Employer’s technology, finances, business methods, plans, operations, services, products and processes (whether existing or contemplated), or any of its executives, clients, agents or suppliers, information relating to software programs, source codes or object codes; computer systems; computer systems analyses; testing results; flow charts and designs; product specifications and documentation; user documentation; sales plans; sales records; sales literature; customer lists and files; research and development projects or plans; marketing and merchandising plans and strategies; pricing strategies; price lists; sales or licensing terms and conditions; consulting sources; supply and service sources; procedure or policy manuals; legal matters; financial statements; financing methods; financial projections; and the terms and conditions of business arrangements with its parent, clients, suppliers, banks, or other financial institutions.
(c)    Covenant Not To Compete. In exchange for the consideration payable to Executive pursuant to Sections 9(a)-(c), Executive hereby agrees that during employment and for a period of two years thereafter (the “Restricted Period”) (other than on behalf of Employer or its affiliates), Executive shall not provide the same or substantially the same services to a Competing Business (as defined below) anywhere in the Restricted Area (as defined below), regardless of whether these services are provided as a principal, agent, employee executive, consultant, or volunteer; provided, however, that mere ownership of securities having no more than one percent of the outstanding voting power of any Competing Business listed on any national securities exchange or traded actively in the national over-the-counter market shall not be deemed to be in violation of this Agreement so long as Executive otherwise complies with the terms of this provision.
“Restricted Area” shall mean each and every current market throughout the United States in which Employer conducts business. The term “Restricted Area” shall also include any potential markets that Executive is directly or indirectly involved in helping develop on behalf of Employer during the 12 months immediately preceding Executive’s termination of employment. The term “Competing Business” shall have the same definition as set forth in Section (d) below.
(d)    Non-Solicitation of Customers. Executive hereby agrees that, during the Restricted Period (other than on behalf of Employer or its affiliates), Executive shall not in any way directly or indirectly, for the purpose of conducting or engaging in a Competing Business:

(i)
solicit any business from, or attempt to sell any products or services, or to call upon or solicit any customer or client of Employer then-existing, or any Past customer of Employer, or any affiliate of Employer that Executive had direct or indirect contact while employed with Employer;

(ii)	assist, cooperate or encourage any third party to do any of the foregoing.
For purposes of this Section 11(c) and (d), the term “Past” customer or “Past” licensee shall refer to any former customer or licensee of Employer or any affiliate within one year of their having ceased to be a customer or licensee of Employer or any affiliate. “Competing Business” means the business of developing, designing, publishing, marketing, maintaining or distributing databases and software applications which are competitive with products or services of Employer, are generally referred to as “single family or multi-tenant real estate management applications” and are generally used at apartment communities by personnel engaged in the operation, screening, call center, leasing, pricing, promotion and maintenance of apartment units. Without limitation of the foregoing, single family or multi-tenant real estate management applications, data bases, software and services shall include software used in prospecting, selling or screening potential residents, performing property management or accounting functions, providing pricing information or performing market research, communicating via the Internet with applicants, residents, service providers, suppliers and advertising providers, facilitating or providing billing, payments and cash management services, vendor screening and vendor compliance services, providing energy management or convergent billing services and producing, soliciting and/or assisting with the solicitation of insurance products or services or developing, marketing or selling a single family or multi-tenant vendor network solution.
(e)    Non-Solicitation of Licensees. Executive hereby agrees that, during the Restricted Period (other than on behalf of Employer or its affiliates), Executive shall not in any way directly or indirectly, for the purpose of conducting or engaging in a Competing Business:

(i)
solicit any business from, or attempt to sell any products or services, or to call upon or solicit any licensee of Employer then-existing, or any Past licensee of Employer, or any affiliate of Employer that Executive had direct or indirect contact while employed with Employer;

(ii)	assist, cooperate or encourage any third party to do any of the foregoing.
For purposes of this Section 11(e), the term “Past” customer or “Past” licensee shall refer to any former customer or licensee of Employer within one year of their having ceased to be a customer or licensee of Employer.
(f)    Non-Interference with Employees. Executive hereby agrees, during the Restricted Period, not to, directly or indirectly, solicit or induce any of Employer’s or any affiliate of Employer’s then-existing employees, representatives, consultants or agents to give up employment with or representation of Employer or any affiliate. If Employer terminates the employment or services of any such individual, Executive may thereafter hire such individual.
(g)    Non-Interference with Business Relationships. Executive hereby agrees, during the Restricted Period, that Executive shall not, directly or indirectly, for the purpose of conducting or engaging in a Competing Business, utilize Employer Confidential Information to interfere with, impair, or adversely affect any contractual relationships or business relationships between Employer and any of the technology or distribution companies with whom Employer or any affiliate has strategic relationships.

(h)    Non-Disparagement. Executive hereby agrees that during the Employment Period and at all times thereafter, Executive shall not disparage either orally or in writing Employer or any affiliate, their products or services, or their officers, directors, or employees. Employer hereby agrees that during the Employment Period and at all times thereafter it shall instruct its directors and officers not to disparage Executive orally or in writing. This Section 11(h) shall not be violated by truthful statements in response to legal process, testifying in any legal or administrative proceeding, or responding to inquiries or requests for information by any regulator or auditor.
(i)    Injunctive Relief. Executive recognizes and agrees that the injury Employer will suffer in the event of a breach of this Section 11 may cause Employer irreparable injury that cannot adequately be compensated by monetary damages alone. Therefore, in the event of a breach of this Section 11 by Executive, or any attempted or threatened breach, Executive agrees that Employer, without limiting any legal or equitable remedies available to it, may be entitled to equitable relief by preliminary and permanent injunction or otherwise, without the necessity of posting any bond or undertaking, against Executive and/or the business enterprise with which Executive may have become associated, from any court of competent jurisdiction.
12.    Reasonableness of Restrictions. Executive understands and acknowledges that Employer would not have entered into the Employment Agreement, unless and until it had secured from Executive assurance that Executive would become and remain, until the Date of Termination, as an executive of Employer in accordance with the terms and conditions hereof including the specific restriction on disclosure of confidential information in accordance with the terms of Section 11 hereof. Executive expressly acknowledges and agrees that the covenants and restrictive agreements contained in this Agreement are reasonable as to scope, location, and duration and that observation thereof will not cause Executive undue hardship or unreasonably interfere with Executive’s ability to earn a livelihood and practice Executive’s present skills and trades. Executive has consulted with legal counsel of Executive’s own selection regarding the meaning of such covenants and restrictions, which have been explained to Executive’s satisfaction.
13.    Successors; Binding Agreement.
(a)    Employer’s Successors. Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its businesses and/or assets (“Transaction”) to assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place. Employer may honor the obligation set forth in the preceding sentence through execution in the course of consummating the Transaction of either a specific assignment and assumption agreement relating to the obligations set forth herein, or a general assignment and assumption agreement. Failure of Employer to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a material breach of a material provision of this Agreement. As used in this Agreement, the “Employer” shall mean Employer as hereinbefore defined and any successor to the business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 13 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b)    Executive’s Successors. This Agreement shall not be assignable by Executive. This Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to Executive hereunder if Executive had continued to live, all such amounts unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee or, if there be no such designee, to Executive’s estate.
14.    Indemnification. To the fullest extent permitted by law, Employer shall indemnify Executive (including the advancement of legal, accounting and other expert expenses) for any judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees, incurred by Executive in connection with the defense of any lawsuit or other claim to which Executive is made a party by reason of performing Executive’s responsibilities as an officer or executive of Employer or any of its subsidiaries; except that, Employer shall have no such duty of indemnification with regard to claims or suits brought, for any reason, against Executive by any former employer of Executive.
15.    Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given either (a) when delivered to a national overnight delivery service or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed (i) in the case of notice to Employer, as set forth in the Preamble of this Agreement, attention of Employer’s Chief Executive Officer and Employer’s Chief Legal Officer and (ii) in the case of notice to Executive, to the address then current in Employer’s records, or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt, or (b) by e-mail to Employer e-mail address of (i) in the case of notice to Employer, Employer’s Chief Executive Officer and Employer’s Chief Legal Officer and (ii) in the case of notice to Executive, Executive. No notices may be given via facsimile transmission.
16.    Severability. Should any term, condition, provision or part of this Agreement be found to be unlawful, invalid, illegal or unenforceable, that portion shall be deemed null and void and severed from the Agreement for all purposes, but such illegality, or invalidity or unenforceability shall not affect the legality, validity or enforceability of the remaining parts of this Agreement, and the remainder of the Agreement shall remain in full force and effect, unless such would be manifestly inequitable or would serve to deprived either party of a material part of what it bargained for in entering in this Agreement.
17.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
18.    Withholding. Notwithstanding any other provision of this Agreement, Employer may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.
19.    Confidential Information and Invention Assignment. Executive acknowledges that the Confidential Information, Invention Assignment and Arbitration Agreement that Executive has previously executed in Employer’s favor is not superseded hereby and remains in full force and effect.
20.    Outside Fees. Executive agrees and covenants not to solicit or receive, in connection with Executive’s employment with Employer, any income or other compensation from any third party doing business with Employer, including, without limitation, any supplier, client, customer, or executive of Employer.
21.    Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and an authorized officer of Employer. No waiver by any party hereto at any time of any breach by the other parties hereto of, or compliance with, any condition or provision of this Agreement to be performed by any such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Any termination of Executive’s employment or of this Agreement shall have no effect on any continuing obligations arising under this Agreement, including without limitation, the right of Executive to receive payments pursuant to Section 9 hereof and the obligations of Executive described in Section 11 hereof.
22.    Applicable Law, Venue, Jurisdiction and Arbitration. This Agreement shall be governed, construed, and enforced in accordance with the laws of the State of Texas, or U.S. federal law when applicable and supreme (without regard to the principles of conflicts of law). Any action or proceeding concerning, related to, regarding, or commenced in connection with the Agreement must be brought in a state or federal court located in Dallas, Texas, and the parties to the Agreement hereby irrevocably submit to the personal jurisdiction of such courts and waive any objection they may now or hereafter have as to the venue of any such action or proceeding brought in any such court, or that any such court is an inconvenient forum.
(a)    Arbitration Option. Either party shall also have the option to submit any disputes between Executive (and Executive’s attorneys, successors, and assigns) and Employer (and its Affiliates, shareholders, directors, officers, employees, agents, successors, attorneys, and assigns) relating in any manner whatsoever to Executive’s employment or termination thereof by either party, including, without limitation, all disputes arising under this Agreement (“Arbitrable Claims”), to binding arbitration in Denton County, Texas, pursuant to the rules of the American Arbitration Association and the arbitration rules set forth in Texas Code of Civil Procedure (the “Rules”). The arbitrator shall administer and conduct any arbitration in accordance with Texas law, including the Texas Code of Civil Procedure, or U.S. federal law when applicable and supreme. To the extent that the AAA Employment Rules conflict with Texas or U.S. federal law, Texas or U.S. federal law shall take precedence. All persons and entities specified in this Section (other than Employer and Executive) shall be considered third-party beneficiaries of the rights and obligations created by this Section on Arbitration. The decision of the Arbitrator shall be final and binding on the parties and judgment upon the award may be entered in any of the aforementioned courts having jurisdiction over this Agreement.
(b)    Arbitrable Claims. Arbitrable Claims shall include, but are not limited to, contract (express or implied) and tort claims of all kinds, as well as all claims based on any federal, state, or local law, statute, or regulation, excepting only claims under applicable workers’ compensation law and unemployment insurance claims. By way of example and not in limitation of the foregoing, Arbitrable Claims shall include (to the fullest extent permitted by law) any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, as well as any claims asserting wrongful termination, harassment, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, defamation, invasion of privacy, and claims related to disability. The parties shall be eligible to recover in arbitration any and all types of relief that would otherwise be available to them if they brought their claims in a judicial forum. Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, including, but not limited to, the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, the National Labor Relations Board, or the Workers’ Compensation Appeals Board. This Agreement does, however, preclude Executive from pursuing court action regarding any such claim, except as permitted by law.
(c)    Procedure.

(i)
Initiation. Arbitration of Arbitrable Claims shall be in accordance with the Employment Rules and Mediation Procedures of the American Arbitration Association as amended (“AAA Employment Rules”), as augmented in this Agreement. Arbitration shall be initiated as provided by the AAA Employment Rules, although the written notice to the other party initiating arbitration shall also include a statement of the claim(s) asserted and the facts upon which the claim(s) are based. Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award.

(ii)
Binding Arbitration. Arbitration shall be final and binding upon the parties and shall be the exclusive forum for all Arbitrable Claims, except for any appeals or enforcement of an arbitration award. Should one party select arbitration pursuant to this Agreement, then no other party shall initiate or prosecute any lawsuit or administrative action on overlapping issues of law or fact, unless the rights or obligations of third parties not subject to being determined in such arbitration are affected or must be determined in order for there to be a complete determination of the controversy, in which event the arbitration may be stayed or dismissed pending determination of the parties’ rights in a different forum where appropriate third parties are joined.

(iii)	Venue. All arbitration hearings under this Agreement shall be conducted in Denton County, Texas.

(iv)	Arbitrator’s Decision Must Be In Writing. The decision of the arbitrator shall be in writing and shall include a statement of the essential conclusions and findings upon which the decision is based.

(d)    Waiver of Jury Trial. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS, INCLUDING WITHOUT LIMITATION ANY RIGHT TO TRIAL BY JURY AS TO THE MAKING, EXISTENCE, VALIDITY, OR ENFORCEABILITY OF THE AGREEMENT TO ARBITRATE.
(e)    Arbitrator Selection and Authority. All disputes involving Arbitrable Claims shall be decided by a single arbitrator. The arbitrator shall be selected by mutual agreement of the parties within 30 days of the effective date of the notice initiating the arbitration. If the parties cannot agree on an arbitrator, then the complaining party shall notify the AAA and request selection of an arbitrator in accordance with the AAA Employment Rules. The arbitrator shall have only such authority to award equitable relief, damages, costs, and fees as a court would have for the particular claim(s) asserted. The arbitrator shall have exclusive authority to resolve all Arbitrable Claims, including, but not limited to, whether any particular claim is arbitrable and whether all or any part of this Agreement is void or unenforceable.
(f)    Arbitration Fees. Employer shall pay the expenses and fees of the arbitrator, together with other expenses of the arbitration incurred or approved by the neutral arbitrator, but excluding an initial filing fee of $100 (payable to AAA), and counsel fees or witness fees or other expenses incurred by a party for Executive’s own benefit. If the allocation of responsibility for payment of the arbitrator’s fees would render the obligation to arbitrate unenforceable, the parties authorize the arbitrator to modify the allocation as necessary to preserve enforceability.
(g)    Confidentiality. All proceedings and all documents prepared in connection with any Arbitrable Claim shall be confidential and, unless otherwise required by law, the subject matter thereof shall not be disclosed to any person other than the parties to the proceedings, their counsel, witnesses and experts, tax and financial advisors and immediate family members of Executive, the arbitrator, and, if involved, the court and court staff. All documents filed with the arbitrator or with a court shall be filed under seal. The parties shall stipulate to all arbitration and court orders necessary to effectuate fully the provisions of this subsection concerning confidentiality.
(h)    Continuing Obligations. The rights and obligations of Executive and Employer set forth in this Section on Arbitration shall survive the termination of Executive’s employment and the expiration of this Agreement.
23.    Section 409A.
(a)    Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A of the Code and the final regulations and any guidance promulgated thereunder (“Section 409A”) at the time of Executive’s termination (other than due to death), and the severance payable to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits which may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) will not and could not under any circumstances, regardless of when such termination occurs, be paid in full by March 15 of the year following Executive’s termination, then only that portion of the Deferred Compensation Separation Benefits which do not exceed the Section 409A Limit (as defined below) may be made within the first six months following Executive’s termination of employment in accordance with the payment schedule applicable to each payment or benefit (and such portion shall be payable within such period only to the extent permissible without resulting in tax under Section 409A). For these purposes, each severance payment is hereby designated as a separate payment and will not collectively be treated as a single payment. Any portion of the Deferred Compensation Separation Benefits that cannot be paid during such six-month period due to Section 409A shall accrue and, to the extent such portion of the Deferred Compensation Separation Benefits would otherwise have been payable within such six-month period, will become payable on the first payroll date that occurs on or after the date six months and one day following the date of Executive’s termination. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s termination but prior to the six-month anniversary of Executive’s termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.
(b)    The foregoing provision is intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. Employer and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.
(c)    For purposes of this Agreement, “Section 409A Limit” will mean the lesser of two times: (A) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Employer’s taxable year preceding Employer’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (B) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.
24.    Entire Agreement. This sets forth the entire agreement of the parties hereinafter in respect of the subject matter contained herein and supersedes all prior agreements, letters of intent, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by an officer, executive or representative of any party hereto; and any prior agreement of the parties hereto in respect to the subject matter contained herein, including the Prior Agreement. Executive acknowledges and agrees that no officer, executive or representative of Employer is authorized to offer any term or condition of employment which is in addition to or different than those set forth in this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties, intending to be legally bound, have executed this Agreement as of the Effective Date.
REALPAGE, INC.

By: /s/ Stephen T. Winn
Name:        Stephen T. Winn
Title:        Chief Executive Officer

EXECUTIVE:

/s/ Kurt Twining
Kurt Twining

Exhibit A

[See attached form of General Release and Separation Agreement.]

FORM OF GENERAL RELEASE AND SEPARATION AGREEMENT
This General Release and Separation Agreement (“Agreement”) is made and entered into by and between [NAME], a resident of [STATE] (“Employee”), and RealPage, Inc., a Delaware corporation (“Company”), in full and final settlement of any and all claims that Employee may have against Company and any and all claims that Company may have against Employee. This Agreement shall become effective on the eighth day after Employee signs and delivers this Agreement to Company (the “Effective Date”), provided that Employee does not revoke this Agreement prior to such date pursuant to Paragraph 3(f)(iv) below and provided further that Employee signs this Agreement on or before the fiftieth day following the Termination Date (as defined below).
1.    Termination as Executive of RealPage, Inc. Employee acknowledges and agrees that Employee’s employment with Company in any capacity terminated effective [DATE] (the “Termination Date”). Regardless of whether Employee executes this Agreement, (a) Company will pay Employee, on or before the Termination Date, the Accrued Amounts (as defined in the Amended and Restated Employment Agreement, dated as of January 1, 2015, by and among Company and Employee (the “Employment Agreement”)) and (b) nothing contained herein shall be deemed to affect Employee’s right to vested benefits (if any) under Company’s 401(k) plan or with respect to health benefit continuation in accordance with the federal law known as COBRA.
2.    Consideration for Agreement from Company. In return for this Agreement, and in full and final settlement, compromise, and release of any and all claims that Employee has or may have against the Released Parties (as defined below in Paragraph 3), including Company (as described in Paragraph 3 below), and provided that Employee complies with the obligations under this Agreement, Employer shall pay and provide Employee the payments and benefits described in Sections 9(a)(i)-(ii) of the Employment Agreement.
3.    General Release.
(a)    Except as expressly set forth in this Agreement, Employee, on behalf of Employee and Employee’s spouse, heirs, descendants, administrators, representatives and assigns, hereby releases, forever discharges and covenants not to sue, Company, its past, present and future parents, subsidiaries, divisions, affiliates, and each of its and their respective predecessors, successors and assigns, and each of their past, present and future employees, officers, directors, agents, insurers, members, partners, joint venturers, employee welfare benefit plans, employee pension benefit plans and deferred compensation plans, and their trustees, administrators and other fiduciaries, and all persons acting by, through, under or in concert with them, or any of them (the “Released Parties”), of, from, and with respect to any action, cause of action, in law or in equity, suit, debt, lien, contract, agreement, obligation, promise, liability, claim, demand, damage, loss, cost or expense, of any nature whatsoever, known or unknown, suspected or unsuspected, or fixed or contingent (hereinafter called “Claims”), which Employee now has or may hereafter have against the Released Parties, or any of them, by reason of any act, omission, matter, cause or thing whatsoever occurring from the beginning of time through the date Employee signs this Agreement. Employee understands that this release includes, without limitation:

•
Claims arising out of or by virtue of or in connection with Employee’s employment with Company or any of the Released Parties, the terms and conditions of that employment, or the termination of that employment. This release includes (but is not limited to) Claims for breach of contract and common law Claims for wrongful discharge; assault and battery; negligence; negligent hiring, retention and/or supervision; intentional or negligent invasion of privacy; defamation; intentional or negligent infliction of emotional distress; violations of public policy; or any other law grounded in tort, contract or common law. With the exception of any Claims covered by Paragraph 3(b) of this Agreement, this release further includes (but is not limited to) statutory Claims for failure to pay wages and/or overtime, unlawful harassment, and unlawful retaliation, Claims arising under federal, state or local laws, statutes or orders or regulations that relate to the employment relationships and/or prohibiting employment discrimination or any other federal, state or local law, including, but not limited to, Claims under the following statutes:

•	Title VII of the Civil Rights Act of 1964, as amended in 1991;

•	Section 1981 of the Civil Rights Act of 1866, as amended;

•	42 U.S.C. Sections 1981 - 1988;

•	The Age Discrimination in Employment Act;

•	The Employee Income Retirement Security Act;

•	The Fair Labor Standards Act;

•	The Americans With Disabilities Act;

•	The Family and Medical Leave Act;

•	The National Labor Relations Act;

•	The Fair Credit Reporting Act;

•	The Immigration Reform Control Act;

•	The Occupational Safety & Health Act;

•	The Equal Pay Act;

•	The Uniformed Services Employment and Reemployment Rights Act;

•	The Worker Adjustment and Retraining Notification Act;

•	The Employee Polygraph Protection Act;

•	The Texas Labor Code;

•	Any state or federal consumer protection and/or trade practices act; and

•	Any state or federal workers’ compensation or disability, to the maximum extent permitted by law.

(b)    Exceptions to Release by Employee: Excluded from this Agreement are (i) Claims with respect to the breach of any covenant to be performed by Company after the date of this Agreement and (ii) any Claims that cannot be waived by law, including, but not limited to, the right to file a charge with or participate in an investigation conducted by the Texas Workforce Commission or the Equal Employment Opportunity Commission (the “EEOC”). Employee is waiving, however, Employee’s right to any monetary recovery or relief should the Texas Workforce Commission or EEOC or any other agency pursue any Claims on Employee’s behalf.
(c)    Employee represents and warrants that Employee has not assigned or transferred to any third party any interest in any Claim which Employee may have against the Released Parties, or any of them, and Employee agrees to indemnify and hold the Released Parties, and each of them, harmless from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred by them, or any of them, as a result of any such assignment or transfer.
(d)    Employee represents and warrants that Employee has not asserted, filed or otherwise taken actions to initiate any Claim in any federal, state or local court, administrative agency, arbitral forum, or any other forum.
(e)    If any Claim is not subject to release, to the extent permitted by law, Employee waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a Claim in which Company or any of the Releasees identified in this Agreement is a party.
(f)    Waiver Of Age Discrimination Claims: Employee expressly acknowledges and agrees that, by entering into this Agreement, Employee is waiving any and all rights or Claims that Employee may have arising under the Age Discrimination in Employment Act, as amended (the “ADEA”), which have arisen on or before the date of execution of this Agreement. Employee further expressly acknowledges and agrees that:

(i)	In return for this Agreement, Employee will receive compensation beyond that which Employee was already entitled to receive before entering into this Agreement;

(ii)
Employee is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement and Employee fully understands the significance of all the terms and conditions of this Agreement and has discussed them with Employee’s attorney (or Employee has had a reasonable opportunity to discuss the terms and conditions of this Agreement with an attorney, if desired) prior to signing this Agreement;

(iii)
Employee is hereby informed that Employee has 21 days within which to consider this Agreement and that if Employee signs it prior to the end of such 21-day period, Employee will have done so voluntarily and with full knowledge that Employee is waiving the right to have 21 days to consider this Agreement;

(iv)
Employee is hereby advised that Employee has seven (7) days following the date of execution of this Agreement in which to revoke in writing the release of rights or Claims Employee may have arising under the ADEA. Any revocation must be in writing and must be received by Company’s [Chief Legal Officer], during the seven-day revocation period. In the event that Employee exercises Employee’s right of revocation, all other releases and obligations under this Agreement shall not be valid or enforceable;

(v)
Nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law;

(vi)
Employee has carefully read this Agreement, acknowledges that Employee has not relied on any representation or statement, written or oral, not set forth in this Agreement or the Employment Agreement; and

(vii)	Employee represents and warrants that Employee is signing this release knowingly and voluntarily.
4.    Company Release.
(a)    In consideration of the Employee’s execution and non-revocation of this Agreement, and for other good and valuable consideration, receipt of which is hereby acknowledged, Company, on behalf of itself and each of its subsidiaries, hereby releases, forever discharges and covenants not to sue Employee with respect to and from any Claim which Company or its applicable subsidiary now has or may hereafter have against Employee by reason of any act, omission, matter, cause or thing whatsoever occurring from the beginning of time through the date Employee signs this Agreement; provided, however, that this release excludes (i) any Claims that cannot be waived by law, (ii) Claims with respect to the breach of any covenant to be performed by Employee after the date of this Agreement and (iii) Claims based upon Employee’s willful misconduct.
(b)     Company represents and warrants that Company has not assigned or transferred to any third party any interest in any Claim which Company may have against Employee, and Company agrees to indemnify and hold Employee harmless from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred by Employee as a result of any such assignment or transfer.
(c)    Company represents and warrants that Company has not asserted, filed or otherwise taken actions to initiate any Claim against Employee in any federal, state or local court, administrative agency, arbitral forum, or any other forum.
5.    Continuing Obligations Contained in Other Documents and Return of Company Property. Employee agrees and acknowledges that Employee has complied, and will continue to comply, with the obligations under this Agreement and the Employment Agreement (including, without limitation, the restrictive covenants set forth in Section 11 of the Employment Agreement). Company agrees and acknowledges that Company has complied, and will continue to comply, with the obligations under this Agreement and the Employment Agreement (including, without limitation, the non-disparagement covenant set forth in Section 11(h) of the Employment Agreement). In addition, Employee shall return to Company all Company property in Employee’s possession, custody or control on or before the Termination Date.
6.    Waiver of Breach. A waiver by Employee or Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party.
7.    No Admission of Liability. Employee and Company understand and acknowledge that this Agreement constitutes a compromise and settlement of any and all potential disputed Claims that Employee may have against Company and the Released Parties and that Company may have against Employee. Neither this Agreement nor any action taken by Employee or Company (or any of its parent, subsidiary or affiliated entities), either previously or in connection with this Agreement, shall be deemed or construed to be: (a) an admission of the truth or falsity of any potential Claims;

(b) an acknowledgment or admission by Company of any fault or liability whatsoever to Employee or to any third party; or (b) an acknowledgment or admission by Employee of any fault or liability whatsoever to Company or to any third party. Neither this Agreement nor anything in this Agreement shall be construed to be, or shall be admissible in any proceeding as, evidence of liability or wrongdoing by Employee, Company or any other Released Party.
8.    Miscellaneous. Sections 13 (“Successors, Binding Agreement”), 15 (“Notice”), 16 (“Severability”), 17 (“Counterparts”), 21 (“Miscellaneous”), 22 (“Applicable Law, Venue, Jurisdiction and Arbitration”), 23 (“Section 409A”), and 24 (“Entire Agreement”) of the Employment Agreement shall apply to this Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates indicated on the following page.
RealPage, Inc.
By:
Name:
Title:
Date:
EMPLOYEE:
By:
Name:
Date:
Address:

ACKNOWLEDGMENT AND WAIVER
I, [NAME], hereby acknowledge that I was given 21 days to consider the foregoing Agreement and voluntarily chose to sign this Agreement prior to the expiration of the 21-day period.
I declare under penalty of perjury under the laws of the State of Texas that the foregoing is true and correct.
EXECUTED this ___ day of ____________ 2014, at ________County, _____________.

Name: